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Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

                 (Dollars in thousands, except per share data)


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                                                      Three Months          Three Months         Nine Months          Nine Months
                                                         Ended                 Ended                Ended                Ended
                                                     September 30,         September 30,        September 30,         September 30,
                                                          1999                  2000                 1999                 2000
                                                   ------------------     ----------------     -----------------    ----------------

Net loss                                           $             (523)    $         (1,220)    $         (2,391)    $        (2,260)


Accretion and dividends on preferred stock                        152                  142                  546                 449
                                                   ------------------     ----------------     ----------------     ---------------

Net loss attributable to common shareholders       $             (675)    $         (1,362)    $         (2,937)    $        (2,709)

                                                   ==================     ================     ================     ===============

Net loss per common share attributable to common
         shareholders - basic and diluted          $            (0.11)    $          (0.21)    $          (0.49)    $         (0.44)

                                                   ==================     ================     ================     ===============

Weighted average common shares outstanding
         during the period                                  5,988,063            6,512,765            5,988,063           6,176,651

Effect of restricted common stock                             (18,901)                 ---              (18,901)                ---
                                                   ------------------     ----------------     ----------------     ---------------

Shares used in calculating net loss per common
         share                                              5,969,162             6,512,765           5,969,162          6,176,651
                                                   ==================     =================    ================     ==============


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